UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form CB

TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 7)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐

Note: Regulation S-T Rule 101(b)(8) only permits the filing or submission of a Form CB in paper by a party that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

Davide Campari-Milano S.p.A.
(Name of Subject Company)

N/A
(Translation of Subject Company’s Name into English (if applicable))

Italy
(Jurisdiction of Subject Company’s Incorporation or Organization)

Davide Campari-Milano S.p.A.
(Name of Person(s) Furnishing form)

Ordinary Shares
(Title of Class of Subject Securities)

N/A
(CUSIP Number of Class of Securities (if applicable))

Davide Campari-Milano S.p.A.
Via F. Sacchetti, 20
20099 Sesto San Giovanni (Milan)
investor.relations@campari.com
+39 02 6225 1
(Name, Address (including zip code) and Telephone Number (including area code)
of Person(s) Authorized to Receive Notices and Communications on Behalf of Subject Company)

N/A
(Date Tender Offer/Rights Offering Commenced)

PART I—INFORMATION SENT TO SECURITY HOLDERS

Item 1.	Home Jurisdiction Documents

(a)

Exhibit No.	Description
1.1	Press Release of Davide Campari-Milano S.p.A. of February 18, 2020*
1.2	Notice of Shareholders’ Meeting of Davide Campari-Milano S.p.A. of February 19, 2020*
1.3	Announcement of Davide Campari-Milano S.p.A. of February 20, 2020**
1.4	Investor Presentation of Davide Campari-Milano S.p.A. of February 18, 2020***
1.5	Explanatory report on the item on the agenda of the extraordinary general meeting of shareholders, dated February 18, 2020****
1.6	Annex A to the Explanatory report: English translation of Articles of Association of Davide Campari-Milano N.V.****
1.7	Annex B to the Explanatory report: Terms and Conditions for Special Voting Shares****
1.8	Terms and conditions for the initial allocation of Special Voting Shares A and the carryover of the registration period in the Italian special register****
1.9	Press Release of Davide Campari-Milano S.p.A. of March 16, 2020*****
1.10	Press Release of Davide Campari-Milano S.p.A. of March 19, 2020******
1.11	Press Release of Davide Campari-Milano S.p.A. of March 20, 2020*******
1.12	Questions and answers regarding the proposed redomiciliation of Davide Campari-Milano S.p.A.
1.13	Press Release of Davide Campari-Milano S.p.A. of March 23, 2020

*Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB on February 19, 2020.
**Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on February 20, 2020.
***Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on February 21, 2020.
****Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on February 27, 2020.
*****Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on March 17, 2020.
******Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on March 20, 2020.
*******Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on March 23, 2020.

(b)	Not applicable

Item 2.	Informational Legends

A legend complying with Rule 802(b) under the Securities Act of 1933, as amended, is included in each of the Exhibits listed above.

PART II—INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS

(1)	Not applicable

(2)	Not applicable

(3)	Not applicable

PART III—CONSENT TO SERVICE OF PROCESS

Davide Campari-Milano S.p.A. submitted to the Securities and Exchange Commission a written irrevocable consent and power of attorney on Form F-X on February 19, 2020.

PART IV—SIGNATURES

After due inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DAVIDE CAMPARI-MILANO S.P.A.

By:	/s/ Fabio Di Fede
Name:	Fabio Di Fede
Title:	Group General Counsel and Business Development Officer

Date: March 25, 2020

EXHIBIT INDEX

Exhibit No.	Description
1.1	Press Release of Davide Campari-Milano S.p.A. of February 18, 2020*
1.2	Notice of Shareholders’ Meeting of Davide Campari-Milano S.p.A. of February 19, 2020*
1.3	Announcement of Davide Campari-Milano S.p.A. of February 20, 2020**
1.4	Investor Presentation of Davide Campari-Milano S.p.A. of February 18, 2020***
1.5	Explanatory report on the item on the agenda of the extraordinary general meeting of shareholders, dated February 18, 2020****
1.6	Annex A to the Explanatory report: English translation of Articles of Association of Davide Campari-Milano N.V.****
1.7	Annex B to the Explanatory report: Terms and Conditions for Special Voting Shares****
1.8	Terms and conditions for the initial allocation of Special Voting Shares A and the carryover of the registration period in the Italian special register****
1.9	Press Release of Davide Campari-Milano S.p.A. of March 16, 2020*****
1.10	Press Release of Davide Campari-Milano S.p.A. of March 19, 2020******
1.11	Press Release of Davide Campari-Milano S.p.A. of March 20, 2020*******
1.12	Questions and answers regarding the proposed redomiciliation of Davide Campari-Milano S.p.A.
1.13	Press Release of Davide Campari-Milano S.p.A. of March 23, 2020.

*Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB on February 19, 2020.
**Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on February 20, 2020.
***Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on February 21, 2020.
****Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on February 27, 2020.
*****Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on March 17, 2020
******Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on March 20, 2020.
*******Previously furnished to the Securities and Exchange Commission as an exhibit to Form CB/A on March 23, 2020.